EXHIBIT 99.1
TREEHOUSE FOODS, INC. ANNOUNCES
DENNIS F. RIORDAN AS NEW CHIEF FINANCIAL OFFICER
CHICAGO, December 8, 2005 — TreeHouse Foods, Inc. announced today that Dennis F. Riordan will join the Company as Chief Financial Officer effective January 3, 2006.
Mr. E. Nichol McCully will remain with the Company as Senior Vice President Business Development and Strategic Planning. Mr. McCully will remain the Chief Accounting Officer of the Company until the completion of the Company’s 2005 year-end reporting.
Mr. Riordan, 48, joins the Company from Océ-USA Holding, Inc. where he has been the Senior Vice President and Chief Financial Officer responsible for the company’s financial activities in North America. Mr. Riordan joined Océ-USA, Inc. in 1997 as Vice President and Chief Financial Officer and was elevated to Chief Financial Officer of Océ-USA Holding, Inc. in 1999. In 2004 Mr. Riordan was named Senior Vice President and Chief Financial officer and assumed the chairmanship of the company’s wholly owned subsidiaries Arkwright, Inc. and Océ Mexico de S.A. Previously, Mr. Riordan held positions with Sunbeam Corporation, Wilson Sporting Goods and Coopers & Lybrand. Mr. Riordan has also served on the Board of Directors of Océ-USA Holdings, Océ North America, Océ Business Services, Inc. and Arkwright, Inc. all of which are wholly-owned subsidiaries of Océ NV. Mr. Sam K. Reed, Chairman & CEO of TreeHouse stated: “We are delighted to have a finance executive of Dennis’s caliber and experience join our management team.”
Mr. McCully’s transition will allow him to concentrate on acquisition activities and business development. Mr. McCully’s transition plan was announced on January 26, 2005 when he joined the Company and is a part of his employment agreement. Mr. Reed stated: “Nick McCully has been my partner as CFO since 1991. He can now concentrate his efforts fully on strategic acquisitions that will increase TreeHouse shareholder value.”
ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include pickles and related products; non-dairy powdered coffee creamer; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes its Bay Valley Foods business unit is the largest manufacturer of pickles and non-dairy powdered creamer in the United States based on sales volume.
Additional information, including TreeHouse’s registration statement on Form 10, may be found at TreeHouse Foods’ website, www.treehousefoods.com.
FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “will,” “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Registration Statement on Form 10 discusses some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made. The company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.